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UNITED STATES
Securities and Exchange Commission
Washington, DC 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 21, 1997

      JAYARK CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE                                             0-3255
(State or other jurisdiction of incorporation)  (Commission File Number)

        13-1864519
(IRS Employer Identification No.)

Post Office Box 741528, Houston, Texas      77274
(Address of principal executive offices ) (Zip Code)

                  (713) 783-9184
(Registrant's telephone number, including area code)


(Former name,  former address and fiscal year,  if changed since last report.)

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Item 5.  Other Events

      On March 12, 1997, the Registrant entered into a Forbearance and Modification Agreement (the "Forbearance Agreement") with its primary lender, State Street Bank and Trust Company ("SSB"). In the Forbearance Agreement the Registrant acknowledges that its subsidiary, Rosalco, Inc. ("Rosalco"), is not in compliance with certain loan covenants under its current financing agreements with SSB. The Forbearance Agreement provides Rosalco with a line of credit of $7,250,000 through April 15, 1997, $7,000,000 through May 15, 1997, and
$6,750,000 after May 16, 1997 through May 30, 1997, when the line of credit is due and payable. At the same time, the Registrant borrowed $1,100,000 from a newly created entity, substantially all the equity of which is owned by certain directors and principal shareholders of the Registrant. The proceeds of this loan were used to pay down part of the Registrant's outstanding balance with SSB. The $1,100,000 loan is payable on demand after May 30, 1997, provides interest at 8% per annum, payable monthly, and is secured by a pledge of the capital stock of the Registrant's subsidiary, AVES Audio Visual Systems, Inc. ("AVES"). Certain warrants to purchase common stock of the Registrant were also issued to the related party lender in conjunction with the $1,100,000 loan.

      As part of the Forbearance Agreement, the Registrant's unlimited guarantee to SSB of Rosalco's loan was reduced to $200,000. In addition, on March 13, 1997, AVES' line of credit with SSB was refinanced with the proceeds of a new lending arrangement with BSB Bank and Trust Company ("BSB"). The AVES line of credit with BSB is for $1,250,000, bears interest at prime plus 1 1/2% and is partially guaranteed by a director and principal stockholder of the Registrant. As part of this transaction, as well as under the Forbearance Agreement, AVES was released by SSB from it guarantee of the obligations of the Registrant and Rosalco. Likewise, the Forbearance Agreement provides that any claim SSB may have in respect of the Registrant's $200,000 guarantee of Rosalco's obligations, may not be enforced against the assets or capital stock of AVES.

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


JAYARK CORPORATION

Registrant

By:  /S/ David L. Koffman                    Dated:    March 21,1997
     David L. Koffman
     President, Chief Executive Officer